Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Inhibrx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$1,970,932,812.16	(1)(2)(3)	0.00014760	$290,909.68	(4)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$1,970,932,812.16
Total Fees Due for Filing				$290,909.68
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$290,909.68

(1)	Title of each class of securities to which transaction applies: Inhibrx, Inc. common stock, par value $0.0001 per share (“Company common stock”).

(2)

Aggregate number of securities to which transaction applies: As of February 21, 2024, the maximum number of shares of Company common stock to which this transaction applies is estimated to be 60,422,948, which consists of:

(a) 47,392,447 issued and outstanding shares of Company common stock, entitled to receive the per share merger consideration of up to $35.00 per share (the “Merger Consideration”), which consists of an amount in cash equal to $30.00 (the “Closing Amount”), plus one contractual continent value right (“CVR”) that could result in an additional cash payment of $5.00 per share (the “Milestone Payment”);

(b) 4,546,484 shares of Company common stock underlying outstanding and unexercised options that have an exercise price of less than the Closing Amount (the “In-the-Money Options”);

(c) 1,762,044 shares of Company common stock underlying outstanding and unexercised options that have an exercise price that is greater than or equal to the Closing Amount and less than the Merger Consideration (the “CVR In-the-Money Options”);

(d) 6,714,619 shares of Company common stock deemed to be issuable upon the cashless exercise of 6,714,636 of Private Placement Warrants (as defined within the Schedule 14A) outstanding as of February 21, 2024, entitled to receive the Merger Consideration; and

(e) 7,354 shares of Company common stock underlying the 2020 Warrants (as defined within the Schedule 14A).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of:

(a) the product of 47,392,447 issued and outstanding shares of Company common stock and the Merger Consideration, which equals $1,658,735,645.00;

(b) the product of 4,546,484 In-the-Money Options and $16.32, which is the difference between the Merger Consideration and the In-the-Money Options’ weighted-average exercise price of $18.68, which collectively equals $74,198,618.88;

(c) the product of 1,762,044 CVR In-the-Money Options and $1.62, which is the difference between the Merger Consideration and the CVR In-the-Money Options’ weighted-average exercise price of $33.38, which collectively equals $2,854,511.28.;

(d) the product of 6,714,619 shares of Company common stock deemed to be issuable upon the cashless exercise of the Private Placement Warrants and the Merger Consideration, which equals $235,011,665.00; and

(e) the sum of (i) the product of 7,354 shares of Company common stock underlying the 2020 Warrants and $13.00, which is the difference between the Closing Amount and $17.00 (which equals $95,602.00) and (ii) the product of 7,354 shares of Company common stock underlying the 2020 Warrants and the Milestone Payment (which equals $36,770.00), which collectively equals $132,372.00.

(4)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined by multiplying the sum calculated in note (3) above by 0.00014760.